EXHIBIT 99.3

Armada Oil Discusses its New Strategic Direction

Dallas, TX, May 21, 2014: Armada Oil, Inc. (the “Company”) (OTCBB: AOIL), an oil and gas exploration and production company, today discussed its strategic change in direction in 2014. The catalyst for this change was the Company’s desire to accelerate development efforts in south Louisiana as well as to diversify and reallocate the bulk of its asset base to the Mid-Continent and Rocky Mountain regions.  The opportunity to accomplish that goal has come primarily from the Company’s asset reallocation agreement with Gulfstar Resources, LLC (“Gulfstar”).  The initial closing of that agreement took place in December 2013 with subsequent closings in April and May 2014.

In December, the Company’s initial closing with Gulfstar provided significant resources for the acceleration of enhancements to the Company’s south Louisiana properties and began the process of consolidating the Louisiana operations into a stand-alone business unit under the direction of David Freeman. As a result of the Gulfstar reallocation transactions, the Company now owns approximately 27% of that business unit while Gulfstar owns the remaining 73%.

In April, as a result of the second closing with Gulfstar, the Company completed the acquisition of a 100% working interest in six producing oil and gas leases covering approximately 1,040 acres in the Vernon Field in Woodson County, Kansas. This property has solid, long-life production with the opportunity to drill dozens of relatively inexpensive, low-risk wells,  The Company believes that each of these new wells could result in the booking of PDP reserves as a multiple of well cost that is substantially better than industry average.  The Company expects to begin its drilling program on the Kansas property in the second half of the year as well as lease and/or acquire additional properties in the area.

The third closing with Gulfstar, which occurred on May 16, 2014, provided the resources to drill Bear Creek #1, the initial test well in the Anadarko farmout area in Carbon County in southeast Wyoming.  Preparation for the drilling of this well is underway and the Company expects to commence drilling in late June or early July. The drilling of the Bear Creek #1 will not only test deep conventional zones with significant potential, but will also provide valuable data on the quality and potential of the Niobrara Shale on the project acreage. The Anschutz Ranch #1 well, located about 3/4ths of a mile southwest of the Bear Creek #1 location, has produced approximately 970,000 barrels of oil on a subsurface structure that shows similar traits to the Bear Creek #1 target.

The Company’s Anadarko agreement covers approximately 9,800 net mineral acres.  Based on published reports regarding horizontal Niobrara wells in northern Colorado and eastern Wyoming, potential reserves per well from the Niobrara could be upwards of 300,000 to 500,000 barrels with liquids ratios of 60% to 80%. The Company has well logs from nearby wells showing the presence of all three Niobrara “benches” as well as extensive 3-D data confirming the Niobrara as well as the deeper conventional zones and it expects to gather as much information as possible on the Niobrara from drilling Bear Creek #1.  The Company expects that this data will allow the Company to further evaluate the potential for future drilling of horizontal Niobrara wells on the acreage.

“I believe the Company is now better aligned with its core competencies and has the right resources in place with a clear path to pursue its growth initiatives.  We view our Kansas operating area as a solid foundation for future growth and we have a high level of confidence in the potential for the Anadarko farmout acreage,” said Randy M. Griffin, CEO of Armada Oil, Inc. “Beyond those initiatives, we continue to evaluate potential financing vehicles to be used to acquire and drill additional Mid-Continent or Rocky Mountain properties, both directly and in tandem with various types of financial partners. We intend to use the strategic change in direction we have accomplished as a catalyst to expand and strengthen our asset base and to move the Company to a higher level, both operationally and in the public markets,” Griffin added.

About Armada Oil, Inc.
Armada Oil, Inc. (OTCBB: AOIL), headquartered in Dallas, Texas, is a growth-oriented oil and gas Exploration and Production (E&P) company with a focus on growing reserves and net asset value per share, primarily through the acquisition, development and enhancement of multiple onshore oil and natural gas producing properties as well as the development of highly diversified developmental drilling opportunities, both conventional and unconventional. The Company currently has producing oil properties in Plaquemines and Lafourche Parishes in Louisiana and in Woodson County, Kansas.  In addition, the Company has developmental properties in Garfield and Major Counties, OK and Wyoming County, NY and controls a strategic acreage position in southern Wyoming in the liquids-rich Niobrara Play.

More information about Armada Oil may be found at http://www.armadaoil.us.

Forward-Looking Statements
Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the Company’s ability to integrate acquired assets, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:
Armada Oil, Inc.
972-490-9595
investorrelations@armadaoil.us